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R e p o r t o f I n d e p e n d e n t R e g i s t e r e d P u b l i c A c c o u n t i n g F i r m
Regulation AB Item 1122 Master Servicing Platform
Board of Directors
Aurora Loan Services LLC
We have examined management's assertion, included in the accompanying Certification Regarding
Compliance with Applicable Servicing Criteria (the "Management Certification"), that Aurora Loan Services
LLC (the "Company"), a wholly-o wned subsidiary of Lehman Brothers Bank FSB, complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for
the residential mortgage loan master servicing compliance platform (the "Regulation A B Item 1122 Master
Servicing Platform"), as defined in the Management Certification, as of and for the year ended December 31,
2007, except for criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(vi), 1122(d)(3)(i)(C), 1122(d)(4)(i),
1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vii) through 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the
Regulation AB Item 1122 Master Servicing Platform covered by this report. Management is responsible for the
Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United
States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Regulation AB Item 1122 Master Servicing Platform, testing of less than all of the servicing activities related to the Regulation AB Item 1122 Master Servicing Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the Regulation AB 1122 Master
Servicing Platform, is fairly stated, in all material respects.
/s/ Ernst & Young LLP
March 13, 2008
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